Exhibit 4.5

Execution Version

SUBORDINATED TERM LOAN AGREEMENT

dated as of July 11, 2022,

by and between

SANDS CHINA LTD.,

as the Borrower,

and

LAS VEGAS SANDS CORP.,

as the Lender,

$1,000,000,000 Subordinated Unsecured Term Loan Facility

i

SECTION 7. EVENTS OF DEFAULT

7.1	Events of Default	13
7.2	Application of Funds	15

SECTION 8. [RESERVED]

SECTION 9. MISCELLANEOUS

9.1	Notices	15
9.2	Set-off	16
9.3	Amendments and Waivers	16
9.4	Successors and Assigns	16
9.5	Independence of Covenants	16
9.6	Survival of Representations, Warranties and Agreements	16
9.7	No Waiver; Remedies Cumulative	16
9.8	Severability	17
9.9	Headings	17
9.10	APPLICABLE LAW	17
9.11	CONSENT TO JURISDICTION	17
9.12	WAIVER OF JURY TRIAL	17
9.13	Usury Savings Clause	18
9.14	Counterparts	18
9.15	No Fiduciary Duties	18

Exhibits:

Exhibit A                        Form of Certificate of the Borrower

ii

SUBORDINATED TERM LOAN AGREEMENT

This SUBORDINATED TERM LOAN AGREEMENT, dated as of July 11, 2022 (this “Agreement”), is entered into by and between SANDS CHINA LTD., an exempt limited liability company duly incorporated under the laws of Cayman Islands (the “Borrower”), and LAS VEGAS SANDS CORP., a Nevada corporation (“LVS”), as the lender (in such capacity, together with its permitted successors and assigns in such capacity, the “Lender”).

WHEREAS, capitalized terms used in these recitals shall have the respective meanings set forth for such terms in Section 1.1 hereof;

WHEREAS, the Borrower has requested, and the Lender has agreed to extend credit in the form of the Loan on the Closing Date, in an aggregate principal amount of $1,000,000,000, to fund working capital and general corporate purposes of the Borrower and its Subsidiaries.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

SECTION 1.    DEFINITIONS AND INTERPRETATION

1.1        Definitions. The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, that Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any such other Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise; provided that in no event shall LVS be deemed an Affiliate of the Borrower for purposes of this Agreement.

“Agreement” shall have the meaning provided in the preamble hereto.

“Applicable Rate” means, 5.00% per annum; provided that, with respect to any interest period for which the Borrower has not delivered a Cash Interest Election to the Lender and interest for such period is PIK Interest, the Applicable Rate shall be 6.00% per annum.

“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977 (Pub. L. No. 95 213§§101 104), the Patriot Act and any similar laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Subsidiaries from time to time concerning or relating to bribery, or corruption.

“Authorized Officer” means, any of the Borrower’s officers or any other duly authorized signatory of the Borrower.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Board of Governors” means the Board of Governors of the United States Federal Reserve System, or any successor thereto.

“Borrower” shall have the meaning provided in the preamble hereto.

“Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in the State of New York, the State of Nevada or Macao are authorized or required by law or other governmental action to close.

“Cash Interest” shall have the meaning provided in Section 2.3(c).

“Cash Interest Election” shall have the meaning provided in Section 2.3(c).

“Closing Date” means the first date on which the conditions specified in Section 3.1 are satisfied (or waived as provided in Section 3.1), which date is July 11, 2022.

“Commitment” means the commitment of the Lender to have made the Loan on the Closing Date in an aggregate principal amount of $1,000,000,000, as set forth in Section 2.1.

“Contractual Obligation” means, as applied to any Person, any provision of any security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Credit Document” means this Agreement and each other agreement that expressly states by its terms that it is a Credit Document.

“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“Environmental Claim” means any claim, proceeding or investigation by any person in respect of any Environmental Law.

“Environmental Laws” means any applicable law in any jurisdiction in which the Borrower or any of the its Subsidiaries conducts business which relates to the pollution or protection of the environment or harm to or the protection of human health or the health of animals or plants.

“Event of Default” shall have the meaning provided in Section 7.

“Existing Credit Agreement” means that certain Facility Agreement, dated as of November 20, 2018, by and among, inter alios, the Borrower, as borrower, and Bank of China Limited, Macao Branch as agent for the lenders thereunder, as amended, restated, replaced (whether upon or after termination or otherwise, and whether with the original lenders or otherwise), refinanced, supplemented, modified or otherwise changed (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, including any extension of the maturity thereof or increase in the amount of available borrowings thereof.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to the Lender or required to be withheld or deducted from a payment to any Lender, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of the Lender being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) the Lender acquires such interest in the Loan or Commitment or (ii) the Lender changes its lending office, (c) Taxes attributable to the Lender’s failure to comply with Section 2.5(e) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Unsecured Indebtedness” means (a) all senior unsecured unregistered notes issued by the Borrower on August 9, 2018 and their related exchange notes, (b) all senior unsecured unregistered notes issued by the Borrower on June 4, 2020 and their related exchange notes, (c) all senior unsecured unregistered notes issued by the Borrower on September 23, 2021 and their related exchange notes and, (d) the Existing Credit Agreement.

“Facility” means any and all real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by the Borrower and its Subsidiaries.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code as of the Closing Date (or any amended or successor version described above).

“Governmental Acts” means any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority.

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency, regulatory body, central bank or instrumentality or political subdivision thereof or any entity, officer or examiner exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, Macao or a foreign entity or government.

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.

“IFRS” means international accounting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

“Indemnified Taxes” means all Taxes, other than Excluded Taxes, imposed on or with respect to any payment by or on account of any obligation of the Borrower under any Credit Document, and (b) to the extent not otherwise described in (a), Other Taxes.

“Interest Payment Date” means the last day of each Interest Period applicable to such Loan and the Maturity Date.

“Interest Period” means, six (6) months (and such other periods if agreed to by the Lender).

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

“Lender” shall have the meaning provided in the preamble hereto.

“Lien” means (i) any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease or license in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing and (ii) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan” means the loan made by the Lender to the Borrower pursuant to this Agreement.

“LVS” shall have the meaning provided in the preamble hereto.

“Macao” means the Macao Special Administrative Region of the People’s Republic of China.

“Margin Stock” shall have the meaning provided in Regulation U, as in effect from time to time.

“Material Adverse Effect” means (a) a material adverse effect upon the business, operations, properties, assets or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole, or (b) the material impairment of the ability of the Borrower to perform its payment obligations under this Agreement.

“Maturity Date” means July 11, 2028.

“Obligations” means all obligations of every nature of the Borrower from time to time owed to the Lender under the Credit Documents, whether for principal, interest, premium, if any, fees, expenses, indemnification or otherwise including interest and fees accruing on the Loan during the pendency of any proceeding of the type described in Section 7.1(f) or (g), whether or not allowed in such proceeding.

“Organizational Documents” means the constitutional documents and register of directors of the Borrower. In the event any term or condition of this Agreement requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Other Connection Taxes” means, with respect to the Lender, Taxes imposed as a result of a present or former connection between the Lender and the jurisdiction imposing such Tax (other than connections arising from the Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document).

“Other Taxes” means any and all present or future stamp, court or documentary Taxes or any other excise, transfer, sales, property, intangible, mortgage recording, filing or similar Taxes arising from any payment made hereunder or under any other Credit Document or from the execution, registration, delivery, performance or enforcement of, consummation or administration of, from the receipt or perfection of security interest under, or otherwise with respect to, the Credit Documents (but excluding any Excluded Taxes).

“Patriot Act” means USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

“PIK Interest” shall have the meaning provided in Section 2.3(a).

“Regulation U” means Regulation U of the Board of Governors, as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation X” means Regulation X of the Board of Governors, as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Sanctioned Country” means, at any time, a country or territory which is itself the subject or target of comprehensive Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of State, or by the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom, (b) any Person organized or resident in a Sanctioned Country or (c) any Person owned 50% or more or controlled by any such Person or Person described in the foregoing clauses (a) and (b).

“Sanctions” means any comprehensive economic sanctions or trade embargoes imposed, administered or enforced by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) and the U.S. Department of State or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“Senior Obligations” means all third party unsecured indebtedness and other obligations of every nature of the Borrower or any of its Subsidiaries from time to time, including the Existing Unsecured Indebtedness, in each case, whether for principal, interest, premium, if any, fees, expenses, indemnification or otherwise including interest and fees accruing on the obligations thereunder during the pendency of any proceeding of the type described in Section 7.1(f) or (g), whether or not allowed in such proceeding, including any indebtedness and obligations in connection with any renewal, refunding, restructuring, refinancing, amendment, restatement, replacement (whether upon or after termination or otherwise, and whether with the original lenders or investors or otherwise), supplements or other modification thereof (in whole or in part, and without limitation as to, amount, terms, conditions, covenants and other provisions) from time to time, including any extension of the maturity thereof or increase the amount of available borrowings thereof.

“Subsidiary” means, with respect to any Person, (a) any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof and (b) any partnership or limited liability company of which more than 50% of such entities’ capital accounts, distribution rights, partnership interests or membership interests are owned or controlled directly or indirectly by such Person or one of more other Subsidiaries of that Person or a combination thereof. Unless the context otherwise requires, “Subsidiary” shall mean a Subsidiary of the Borrower.

“Tax” or “Taxes” means any and all present or future taxes, levies, imposts, duties, charges, fees, deductions or withholdings (including backup withholding) of any nature or other similar charges imposed, levied, collected, withheld or assessed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“United States” or “U.S.” means the United States, its fifty states and the District of Columbia.

1.2        Accounting Terms. Except as otherwise provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with IFRS. For the purposes of this Agreement, “consolidated” with respect to the Borrower shall mean, unless stated to be otherwise, the Borrower consolidated with its Subsidiaries.

1.3        Interpretation, etc. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Section shall be to a Section, as the case may be, hereof unless otherwise specifically provided. The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. References to any agreement or document shall include such agreement or document as amended, restated, supplemented, or otherwise modified from time to time, except where specifically noted to be solely as of a specific date, and except as amended in violation of this Agreement. The terms lease and license shall include sub-lease and sub-license, as applicable. Any reference to a Person party to any document shall include a successor in interest to such Person and such Person’s assigns, unless the succession of such Person or the assignment to such Person is not permitted hereunder. Any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.

1.4        Payments; Times of Day.

(a)        When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day and such extension of time shall be reflected in computing interest.

(b)        Unless otherwise specified, all references herein to times of day shall be references to Pacific time (daylight or standard, as applicable) in the United States.

SECTION 2.    THE LOAN

2.1        The Loan and Funding Thereof. Subject to the terms and conditions set forth in this Agreement, including, without limitation, the conditions set forth in Section 3, the Lender shall make the Loan to the Borrower in a single drawing on the Closing Date, in an aggregate principal amount not to exceed the Commitment, by wire transfer of immediately available funds by 5:00 p.m. to an account specified by the Borrower in writing to the Lender. Amounts repaid or prepaid in respect of Loan may not be reborrowed.

2.2        Repayment of the Loan; Evidence of Debt; Termination.

(a)        Repayment. The Borrower hereby unconditionally promises to pay to the Lender the outstanding principal amount of the Loan on or prior to the Maturity Date, which amount shall be reduced as result of the application of prepayment made in accordance with Section 2.4 and increased as result of the payment of any PIK Interest in accordance with Section 2.2. The Borrower further covenants and agrees to repay all accrued and unpaid interest (including any PIK Interest) and all other amounts due with respect to the Loan on the Maturity Date.

(b)        Method and Place of Payment. All payments and prepayments under this Agreement (other than PIK Interest) shall be made to the Lender not later than 12:00 p.m., by wire transfer of immediately available funds to such account as may be specified from time to time in writing to the Borrower, and any funds received after such time shall, for all purposes hereof, be deemed to have been paid on the next succeeding Business Day.

(c)        Termination of Commitments. The Commitment shall automatically and permanently terminate on the Closing Date upon the making of the Loan.

2.3        Interest on Loan.

(a)        The Loan. The Borrower agrees to pay interest in respect of the unpaid principal amount of the Loan from the Closing Date until the Loan shall be paid in full, subject to Section 2.3(c) below, in cash at a rate per annum equal to the Applicable Rate, such interest to be computed on the basis of a month of 30 days and a year of 360 days, and paid for the actual number of days elapsed. Subject to Section 2.3(c) below, accrued interest on the Loan shall be payable in arrears on each Interest Payment Date by adding the amount of such interest to the then-outstanding principal amount of the Loan (“PIK Interest”) and at such other times as may be specified herein.

(b)        Default Interest. Notwithstanding anything herein to the contrary, if any principal of or interest on the Loan or any other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest payable to Lender on demand at a rate per annum equal to the sum of (i) two percent (2%) plus (ii) the interest rate otherwise applicable hereunder. Any interest accruing on Loan pursuant to this Section 2.3(b) shall be payable on demand in cash.

(c)        Payment of Interest. For any Interest Payment Date occurring prior to or on the second anniversary of the Closing Date, the Borrower may elect, at its option, by delivering written notice thereof (a “Cash Interest Election”) to the Lender at least three (3) Business Days prior to such Interest Payment Date (or such later date as the Lender may agree), to pay interest in cash (“Cash Interest”). In the absence of delivery of a Cash Interest Election, interest on such Interest Payment Date will be payable entirely in the form of PIK Interest, which will be added to, and constitute part of, the principal amount of the Loan and shall be subject to the terms hereof with respect to Loan principal, including the accrual of interest. References herein to the “principal amount” of the Loan include all increases in the principal amount of the Loan as a result of a payment of PIK Interest. For any Interest Payment Dates and all such other times as specified herein that occur on and after the second anniversary of the Closing Date, interest shall be payable solely in the form of Cash Interest.

2.4        Voluntary Prepayments.

(a)        Voluntary Prepayments. The Borrower shall have the right at any time and from time to time to prepay the Loan in whole or in part, without premium or penalty, subject to prior notice in accordance with paragraph (b) of this Section.

(b)        Notices, Etc. The Borrower shall notify the Lender in writing of any prepayment hereunder not later than 12:00 p.m., three (3) Business Days before the date of prepayment (or such later date as the Lender may agree). Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of the Loan or portion thereof to be prepaid; provided that any notice of prepayment delivered by the Borrower may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case such notice may be revoked or extended by the Borrower (by notice to the Lender on or prior to the specified prepayment date) if such condition is not satisfied. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.3 and shall be made in the manner specified in Section 2.2(b).

2.5        Taxes; Withholding, etc.

(a)        Defined Terms. For purposes of this Section 2.5, the term “applicable law” includes FATCA.

(b)        Payments to Be Free and Clear. Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Taxes, except as required by applicable law. If any applicable Law (as determined in good faith by the Borrower) requires the deduction or withholding of any Tax from any such payment, then the Borrower shall make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Lender receives an amount equal to the sum it would have received had no such deductions been made.

(c)        Payment of Other Taxes by the Borrower. In addition, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(d)        Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section, the Borrower shall deliver to the Lender the original or a copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.

(e)        Indemnification by the Borrower. The Borrower shall indemnify the Lender, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by the Lender or required to be withheld or deducted from a payment to the Lender and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by the Lender shall be conclusive absent manifest error.

(f)        Status of Lenders. Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to the Borrower, at the time or times reasonably requested by the Borrower, such properly completed and executed documentation reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, the Lender, if reasonably requested by the Borrower, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower as will enable the Borrower to determine whether or not the Lender is subject to backup withholding or information reporting requirements. The foregoing documentation shall include, as applicable, United States Internal Revenue Service Form W-9 or appropriate Form W-8 and any related documentation to establish that the Lender is the beneficial owner of payments under any Credit Document. Notwithstanding anything to the contrary in the preceding three sentences, the completion, execution and submission of such documentation shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject the Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of the Lender.

SECTION 3.    CONDITIONS PRECEDENT

3.1        Conditions to Effectiveness. The occurrence of the Closing Date and the obligation of the Lender to make the Loan at such time is subject to the satisfaction (or waiver) of the following conditions precedent:

(a)        Executed Agreement. The Lender (or its counsel) shall have received a counterpart of this Agreement, executed and delivered by a duly authorized signatory of the Borrower and the Lender.

(b)        Closing Certificates. The Lender (or its counsel) shall have received (i) a certificate of the Borrower, dated the Closing Date, executed by the secretary or an assistant secretary of the Borrower, attaching the documents referred to in Section 3.1(c) below and (ii) a certificate of the Borrower (substantially in the form attached hereto as Exhibit A), dated the Closing Date, executed by an Authorized Officer of the Borrower, certifying as to the conditions referred to in Sections 3.1(d) and (e) below.

(c)        Corporate Proceedings of the Borrower. The Lender (or its counsel) shall have received a copy of the resolutions of the board of directors of the Borrower (or a duly authorized committee thereof) authorizing (i) the execution, delivery and performance of this Agreement (and any agreements relating thereto) and (ii) the extensions of credit contemplated hereunder.

(d)        Representations and Warranties. On the Closing Date, all representations and warranties made by the Borrower contained herein or in the other Credit Documents shall be true and correct in all material respects; provided that any such representations and warranties that are qualified by “materiality” or “Material Adverse Effect” shall be true and correct in all respects.

(e)        No Default. No Default or Event of Default shall have occurred and be continuing.

SECTION 4.    REPRESENTATIONS AND WARRANTIES

In order to induce the Lender to enter into this Agreement and to make the Loan on the Closing Date, the Borrower represents and warrants to the Lender, on the Closing Date, that the following statements are true and correct:

4.1        Incorporation; Corporate Power; Qualification. The Borrower (a) is an exempted company, duly organized, validly existing and to the extent applicable, in good standing under the laws of its jurisdiction of incorporation, (b) has the power and authority to execute, deliver and perform its obligations under each of the Credit Documents to which it is a party and to borrow and otherwise obtain credit hereunder and (c) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and could not be reasonably expected to have a Material Adverse Effect.

4.2        Due Authorization. The execution and delivery of the Credit Documents and the performance of the obligations thereunder have been duly authorized by all necessary corporate action on the part of the Borrower.

4.3        No Conflicts. The execution, delivery and performance by the Borrower of the Credit Documents and the consummation of the transactions contemplated by the Credit Documents do not and will not (a) violate (i) any provision of any law or any governmental rule or regulation applicable to the Borrower, (ii) any Organizational Documents of the Borrower or (iii) any order, judgment or decree of any court or other agency of government binding on the Borrower, or (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation or (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of the Borrower, except in the case of clauses (a)(i), (a)(iii) and (c), for any such violations, conflicts, breaches, defaults, approvals or consents the failure of which to obtain will not have a Material Adverse Effect.

4.4        Governmental Approvals. Execution, delivery and performance by the Borrower of the Credit Documents and the consummation of the transactions contemplated by the Credit Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority, in each case, except for any such registration, consent, approval, notice or other action approvals, consents, exemptions, authorizations or other actions, the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Effect.

4.5        Enforceability Each Credit Document has been duly executed and delivered by the Borrower and is the legally valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

4.6        No Material Adverse Effect Since December 31, 2021, no event, circumstance or change has occurred that has had or would reasonably be expected to have a Material Adverse Effect.

4.7        Litigation. There are no actions, suits, proceedings, hearings (whether administrative, judicial or otherwise) or governmental investigations, at law, in equity or before or by any Governmental Authority, whether pending or, to the knowledge of the Borrower, threatened in writing against or affecting the Borrower or any of its Subsidiaries or any property of the Borrower or any of its Subsidiaries, that, individually or in the aggregate, have had, or would reasonably be expected to have, a Material Adverse Effect.

4.8        Payment of Taxes. Except as would not result in a violation of Section 5.3, all material tax returns and reports of the Borrower required to be filed by it have been timely filed, and all material Taxes due and payable have been paid when due and payable, except any Taxes (x) the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which adequate reserves in conformity with IFRS have been provided on the books of the Borrower. The Borrower has not received written notification of any proposed material tax assessment against the Borrower or any of its properties, except any assessment that is being actively contested in good faith by appropriate proceedings and/or for which adequate reserves have been established in accordance with IFRS in the Borrower’s books and records.

4.9        Environmental Compliance. . So far as the Borrower is aware, no Environmental Claim has been started or threatened against the Borrower or any of its Subsidiaries, which is reasonably likely to be determined adversely to the Borrower or any of its Subsidiaries and which, if so determined against the Borrower or any of its Subsidiaries, would have, or would reasonably be expected to have, a Material Adverse Effect.

4.10        Investment Company Act. Neither the Borrower nor any of its Subsidiaries is an “investment company” as defined in the Investment Company Act of 1940.

4.11        Margin Stock. Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Loans will be used, directly or indirectly, for any purpose that violates the provisions of Regulation U or Regulation X.

4.12        Solvency. As of the Closing Date, (a) no corporate action, legal proceeding or other formal procedure or formal step described in paragraph (a) of Clause 22.7 (Insolvency proceedings) of the Existing Credit Agreement, and (b) no creditors’ process described in Clause 22.8 (Creditors’ process) of the Existing Credit Agreement, has been taken or, to the knowledge of the Borrower, threatened against the Borrower and none of the circumstances described in Clause 22.6 (Insolvency) of the Existing Credit Agreement applies to the Borrower.

4.13        Compliance with Laws.

(a)        Neither the Borrower, nor any of its Subsidiaries, nor, to the knowledge of the Borrower, any director, officer, employee or agent thereof, is an individual or entity that is, a Sanctioned Person.

(b)        The Borrower and each of its Subsidiaries and, to the knowledge of the Borrower, their respective directors, officers, employees and agents are in compliance in all material respects with applicable Anti-Corruption Laws and Sanctions, and the Borrower and each of its Subsidiaries has instituted and maintained (or has a parent company that institutes or maintains on its behalf) policies and procedures reasonably designed to promote and achieve compliance with such laws and Sanctions in all material respects.

SECTION 5.    COVENANTS

The Borrower covenants and agrees that, until payment in full of all Obligations (other than contingent indemnification obligations for which no claim has yet been made), the Borrower shall perform, and, where applicable, shall cause each of its Subsidiaries to perform, all covenants in this Section 5.

5.1        Notice of Default; Material Adverse Effect. Promptly upon any officer of the Borrower obtaining knowledge thereof, the Borrower shall notify the Lender of (i) the occurrence of any Default or Event of Default or (ii) any event or change that has caused or would reasonably be expected to cause, either individually or in the aggregate, a Material Adverse Effect.

5.2        Existence. The Borrower will at all times preserve and maintain in full force and effect its legal existence and, to the extent applicable, good standing under the laws of the jurisdiction of its incorporation, except to the extent the failure to do so would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.3        Payment of Taxes and Claims. The Borrower shall pay and discharge promptly when due all material Taxes, assessments and other governmental charges or levies imposed upon it or upon its income or profits or in respect of its properties or assets before any penalty or fine accrues thereon, and all material claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided that such payment and discharge shall not be required with respect to any such Tax, assessment, charge or claim if (i) the validity or amount thereof is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as adequate reserve as shall be required in conformity with IFRS shall have been made therefor or (ii) the failure to pay or discharge the same would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.4        Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries to, comply in all respects with all applicable laws, rules, regulations and orders of any Governmental Authority applicable to it or to its business or property, including all applicable Anti-Corruption Laws and all applicable Sanctions, except, in each case, where noncompliance with which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.5        Use of Proceeds. The proceeds of the Loan shall be applied by the Borrower (a) for working capital and general corporate purposes of the Borrower and its Subsidiaries and (b) for any other purposes not prohibited by the Credit Documents. No portion of the proceeds of the Loan shall be used directly or, to the knowledge of the Borrower, indirectly, in any manner that would constitute a violation of Regulation U or Regulation X.

SECTION 6.    SUBORDINATION

6.1        General. Anything in this Agreement or any other Credit Document to the contrary notwithstanding, the Lender acknowledges that the Obligations and the payment of the principal of, interest on (including any PIK Interest or deferred interest) and other amounts on the Loan and any other obligation or claims of the Lender in respect of, represented by or arising from this Agreement or any other Credit Document are hereby expressly made subordinate and subject in right of payment, to the extent and in the manner hereinafter set forth, to the prior payment in cash in full of all Senior Obligations:

(a)        In the event of any insolvency or bankruptcy proceedings, and any receivership, liquidation, reorganization or other similar proceedings in connection therewith, relative to the Borrower or any of its Subsidiaries or to any portion of their respective property and in the event of any proceedings for voluntary liquidation, dissolution or other winding up of the Borrower or any of its Subsidiaries (except as expressly permitted under the terms governing the Senior Obligations), whether or not involving insolvency or bankruptcy, if an “event of default” (or similar or analogous term) with respect to the Senior Obligations has occurred and is continuing (x) the holders of Senior Obligations shall be paid in full in cash in respect of all amounts constituting Senior Obligations (other than with respect to obligations in respect of cash management or hedging arrangements or contingent indemnification or expenses reimbursement obligations as to which no claim is pending) before the Lender is entitled to receive (whether directly or indirectly), or make any demands for, any payment on account of this Agreement and (y) until the holders of Senior Obligations are paid in full in cash in respect of all amounts constituting Senior Obligations (other than with respect to obligations in respect of cash management or hedging arrangements or contingent indemnification or expenses reimbursement obligations as to which no claim is pending), any payment or distribution to which the Lender would otherwise be entitled with respect to this Agreement;

(b)        If any if an “event of default” (or similar or analogous term with respect to the Senior Obligations) occurs and is continuing, then, unless otherwise agreed in writing by the applicable holders of the Senior Obligations (or an agent or similar representative for all such holders) in their discretion, no payment of any kind or character shall be made by or on behalf of the Borrower or any other Person on its behalf to the Lender with respect to this Agreement, and no such payment or distribution of any kind or character with respect to this Agreement shall be received by or on behalf of the Lender or any other Person on its behalf until (x) the applicable Senior Obligations shall have been paid in full in cash (other than with respect to obligations in respect of cash management or hedging arrangements or contingent indemnification or expenses reimbursement obligations as to which no claim is pending) or (y) such “event of default” (or similar or analogous term with respect to the Senior Obligations) shall have been remedied, cured or waived; and

(c)        If any payment or distribution of any character, whether in cash, securities or other property, in respect of this Agreement shall (despite these subordination provisions) be received by the Lender in violation of the foregoing clause (a) or (b), such payment or distribution shall be held in trust for the benefit of, and shall be paid over or delivered to the holders of the Senior Obligations (or an agent or similar representative for all such holders).

6.2        Permitted Payments. Except as otherwise set forth in clauses (a) and (b) of Section 6.1 and to the extent permitted under the terms governing the Senior Obligations, the Borrower is permitted to pay, and the Lender is entitled to receive, any payment or prepayment of principal and interest on the Obligations evidenced by this Agreement; provided, that upon the waiver, remedy or cure of any “event of default” (or similar or analogous term with respect to the Senior Obligations) vesting the rights of the holders of Senior Obligations pursuant to clause (a) of Section 6.1, so long as no other “event of default” (or similar or analogous term with respect to the Senior Obligations) shall have occurred and be then continuing, such payments shall be permitted, including any payment to bring any missed payments during the period of the applicable “event of default” (or similar or analogous term with respect to the Senior Obligations) current.

SECTION 7.    EVENTS OF DEFAULT

7.1        Events of Default. Any one of the following conditions or events shall constitute an Event of Default (an “Event of Default”):

(a)        Failure to Make Payments When Due. Failure by the Borrower to pay (i) when due, any installment of principal of the Loan (including principal in respect of PIK Interest), whether at stated maturity, by acceleration, by mandatory prepayment or otherwise; and (ii) any interest on the Loan or any other amount due hereunder when due and payable and such default continues for ten (10) Business Days; or

(b)        Default in Other Agreements. Failure of the Borrower to pay when due any principal of or interest on or any other amount payable in respect of one or more items of borrowed money indebtedness (other than the Obligations), with an aggregate outstanding principal amount of $250,000,000 or more in each case, beyond the grace period, if any, provided therefor, or default by the Borrower with respect to any other material term of one or more items of borrowed money indebtedness (other than the Obligations ) beyond the grace period, if any, provided therefor, if the effect of such default is to cause, or to permit the holder or holders of such borrowed money indebtedness (or a trustee on behalf of such holder or holders), to cause, that borrowed money indebtedness to become or be declared due and payable (or mandatorily redeemable) prior to its stated maturity, in each case, with an aggregate principal amount of $250,000,000 or more; or

(c)        Breach of Certain Covenants. Failure of the Borrower to comply with any covenant, term or condition contained in Section 5.1 or Section 5.2; or

(d)        Breach of Representations, etc. Any representation or warranty made or deemed made by the Borrower in any Credit Document or in any statement or certificate at any time given by the Borrower in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect as of the date made or deemed made; or

(e)        Other Defaults Under Credit Documents. The Borrower shall fail to perform or comply with any other agreements contained herein or in any of the other Credit Documents (other than as specified in clause (a), (c) or (d) of this Section 7), and such default shall not have been remedied or waived within thirty (30) days after receipt by the Borrower of written notice from the Lender of such default; or

(f)        Involuntary Bankruptcy; Appointment of Receiver, etc. (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of the Borrower or any Subsidiary in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; (ii) an involuntary case shall be commenced against the Borrower or any Subsidiary under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over the Borrower or any Subsidiary, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of the Borrower or any Subsidiary for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of the Borrower or any Subsidiary, and any such event described in this clause (ii) shall continue for sixty (60) days without having been dismissed, bonded or discharged; or (iii) the Borrower shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or

(g)        Voluntary Bankruptcy; Appointment of Receiver, etc. The Borrower or any Subsidiary shall have an order for relief entered with respect to it or shall commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or the Borrower or any Subsidiary shall make any assignment for the benefit of creditors; or

(h)        Judgments. Failure by the Borrower or any Subsidiary to pay final judgements, in an aggregate amount in excess of $250,000,000 (exclusive of any amounts that any applicable insurance company has not denied liability for), which judgments remain undischarged, unvacated, unbonded or unstayed for a period of sixty (60) days after the judgment becomes final;

then, (1) upon the occurrence of any Event of Default described in clause (f) or (g), automatically, and (2) if any other Event of Default shall then be continuing, the Lender may, upon written notice to the Borrower, (A) declare each of the following immediately become due and payable, in each case, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by the Borrower: (i) the unpaid principal amount of and accrued interest (including any PIK Interest) on the Loans, and (ii) all other Obligations, and (B) exercise on behalf of itself all rights and remedies available to it under this Agreement, the other Credit Documents and the Law or equity.

7.2        Application of Funds. After the exercise of remedies as provided in Section 7.1 (or after the Loans and all other amounts have automatically become due and payable), any amounts received by the Lender on account of the Obligations shall be applied in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest) payable to the Lender;

Second, to payment of that portion of the Obligations constituting accrued and unpaid interest on Loans to the Lender;

Third, to payment of that portion of the Obligations constituting unpaid principal of Loans (including principal in respect of PIK Interest) to the Lender; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full (other than contingent obligations not yet due and payable), to the Borrower or as otherwise required by law.

SECTION 8.    [RESERVED]

SECTION 9.    MISCELLANEOUS

9.1        Notices. All notices and other communications provided under any Credit Document shall be in writing by email and addressed, delivered or transmitted, as applicable, to the Borrower or the Lender, to the applicable Person at its address or email address set forth on its signature page to this Agreement, or at such other address or email address as may be designated by such party in a notice to the other parties; provided that any notice or other communication provided under any Credit Document to the Lender at its address shall be accompanied by a duplicate of the applicable notice or other communication to its email address. Any notice, if mailed and properly addressed with postage prepaid or if properly addressed and sent by pre-paid courier service, shall be deemed given when received; and any notice, if transmitted by email, shall be deemed given when transmitted if transmitted during normal business hours on a Business Day and shall be deemed given at the opening of business on the subsequent Business Day if transmitted after normal business hours unless the sender receives a “failure to deliver” notice (which shall not include an “out of office” or similar message) promptly following sending.

9.2        Set-off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default the Lender is hereby authorized by the Borrower at any time or from time to time, without notice to the Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including borrowed money indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other borrowed money indebtedness at any time held or owing by the Lender to or for the credit or the account of the Borrower against and on account of the obligations and liabilities of the Borrower to the Lender hereunder , including all claims of any nature or description arising out of or connected hereto, irrespective of whether or not (A) the Lender shall have made any demand hereunder or (B) the principal of or the interest on the Loans or any other amounts due hereunder shall have become due and payable pursuant to Section 2 and although such obligations and liabilities, or any of them, may be contingent or unmatured.

9.3        Amendments and Waivers. No provision of this Agreement or any other Credit Document may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Lender.

9.4        Successors and Assigns

(a)        No party may transfer any of its rights or obligations hereunder without the prior written consent of (a) unless an event of Event of Default has occurred and is continuing, the Borrower, in the case of a transfer by the Lender of the Loan in whole (such consent not to be unreasonably withheld, delayed or conditioned) or (b) the Lender, in the case of a transfer by Borrower (and any attempted assignment or transfer by any party without such consent shall be null and void); provided, that Lender shall be permitted to transfer its rights and obligations hereunder without the prior written consent of the Borrower or any other party hereto if such assignment is to an Affiliate of the Lender. Nothing in this Agreement, express or implied, shall be construed to confer upon any Person (other than the parties hereto and their respective successors and assigns permitted hereby) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)        The Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement and any other Credit Document to secure obligations of the Lender; provided that no such pledge or assignment shall release the Lender from any of its obligations hereunder or substitute any such pledgee or assignee for the Lender as a party hereto.

9.5        Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

9.6        Survival of Representations, Warranties and Agreements. All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Credit Extension. Notwithstanding anything herein to the contrary, the agreements of the Borrower set forth in this Section 9.8 shall survive the payment of the Loans and the termination hereof.

9.7        No Waiver; Remedies Cumulative. No failure or delay on the part of the Lender in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to the Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Credit Documents. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

9.8        Severability. In case any provision in or obligation hereunder or under any other Credit Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

9.9        Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

9.10        APPLICABLE LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF.

9.11        CONSENT TO JURISDICTION. ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PERSON ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, OR ANY OF THE OBLIGATIONS, SHALL BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH PARTY HERETO IRREVOCABLY (A) ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; (B) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (C) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE PERSON AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 9.1; (D) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (C) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER SUCH PERSON IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (E) AGREES THAT AGENTS AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST SUCH PERSON IN THE COURTS OF ANY OTHER JURISDICTION.

9.12        WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, ON BEHALF OF ITSELF AND ITS AFFILIATES, ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH

PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 9.12 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER CREDIT DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

9.13        Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, the Borrower shall pay to the Lender an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of the Lenders and the Borrower to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to the Borrower.

9.14        Counterparts. This Agreement may be executed in any number of counterparts (including by facsimile or other electronic transmission (e.g., “.pdf” via email)), each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. The words “execution,” “signed,” “signature,” and words of like import in any Credit Document or any agreement entered into in connection therewith, or any notice, certificate or other instrument delivered in connection therewith, shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

9.15        No Fiduciary Duties. In connection with all aspects of each transaction contemplated hereby, the Borrower acknowledges and agrees that: (a) the extensions of credit provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document) are an arm’s-length commercial transaction between the Borrower, on the one hand, and the Lender, on the other hand, and the Borrower is capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents (including any amendment, waiver or other modification hereof or thereof); (b) in connection with the process leading to such transaction, the Lender is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrower or any of its Affiliates, stockholders, creditors or employees or any other person; (c) the Lender has not assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Credit Document (irrespective of whether the Lender has advised or is currently advising the Borrower or its Affiliates on other matters) and the Lender has no obligation to the Borrower or its Affiliates with respect to the transactions contemplated hereby except those obligations set forth herein and in the other Credit Documents; (d) the Lender and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and the Lender has no obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (e) the Lender has not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Credit Document) and the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent they deemed appropriate. The Borrower and its Affiliates each hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with the transactions contemplated by this Agreement.

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

SANDS CHINA LTD., as the Borrower
By:	SUN MINQI (DAVE)

Name:	Sun MinQi (Dave)

Title: Senior Vice President and Chief Financial Officer
Address for Notices:
The Venetian Macao
Legal Office, Executive Offices - L2
Estrada da Baia de N. Senhora da Esperanga,
s/n,
Taipa, Macao
Attn: General Counsel
Email: [●]

[Signature Page to Subordinated Term Loan Agreement]

LAS VEGAS SANDS CORP.,
as the Lender
By:	/s/ RANDY HYZAK

Name:	Randy Hyzak

Title: Executive Vice President and Global Chief Financial Officer
Address for Notices:
Las Vegas Sands Corp.
3883 Howard Hughes Pkwy., #550
Las Vegas, Nevada 89169,
United States of America
Attn: General Counsel
Email: [●]

[Signature Page to Subordinated Term Loan Agreement]

Exhibit A to

Subordinated Term Loan Agreement

[FORM OF ]CERTIFICATE OF THE BORROWER

July 11, 2022

Reference is hereby made to that certain Subordinated Term Loan Agreement, dated as of the date hereof (the “Agreement”), by and between Sands China Ltd., an exempt limited liability company duly incorporated under the laws of Cayman Islands (the “Borrower”), and Las Vegas Sands Corp., a Nevada corporation (“LVS”), as the lender (in such capacity, together with its permitted successors and assigns in such capacity, the “Lender”). This certificate of the Borrower (this “Certificate”) is being delivered pursuant to Section 3.1(b)(ii) of the Agreement. Capitalized terms used herein and not defined herein shall have the respective meanings set forth in the Agreement.

I, [●], the [●] of the Borrower, do hereby certify on behalf of the Borrower, in my capacity as an Authorized Officer of the Borrower and not in any individual capacity, that as of the date hereof:

1.    all of the representations and warranties made by the Borrower contained in Section 4 of the Agreement and any other Credit Document are true and correct in all material respects; provided that any such representations and warranties that are qualified by “materiality” or “Material Adverse Effect” shall be true and correct in all respects; and

2.    no Default or Event of Default has occurred and will be continuing after giving effect to the Agreement and the making of the Loan thereunder.

[Remainder of page intentionally left blank; signature pages follow]

Exh. A-1

Exhibit A to

Subordinated Term Loan Agreement

IN WITNESS WHEREOF, the undersigned has executed this Certificate on behalf of the Borrower as of the date first written above.

SANDS CHINA LTD.
By:
Name:
Title:

Exh. A-2